Exhibit T3A.148

Delaware	PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “SOUTH COUNTY SHOPPINGTOWN LLC”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF SEPTEMBER, A.D. 2003, AT 7:30 O’CLOCK P.M.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

3703514 8100	AUTHENTICATION: 2632662
030590913	DATE: 09-15-03

CERTIFICATE OF FORMATION

OF

SOUTH COUNTY SHOPPINGTOWN LLC

1. The name of the limited liability company is South County Shoppingtown LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. This Certificate shall become effective on the date of filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of South County Shoppingtown LLC this 12th day of September, 2003.

By:	/s/ Kyle J. Olson
Name:	Kyle J. Olson
Title:	Authorized individual

State of Delaware Secretary of State Division of Corporations Delivered 08:09 PM 09/12/2003 FILED 07:30 PM 09/12/2003 SRV 030590913 – 3703514 FILE